EXHIBIT 10.5

Execution Copy

SEVERANCE AGREEMENT
This Agreement, effective as of September 9, 2019 (the “Effective Date”), is made by and between Spectrum Brands Holdings, Inc. (“Spectrum”), a Delaware corporation and Rebeckah Long (the “Executive”).  For purposes of this Agreement, the “Company” refers to all of the business and activities of Spectrum and any incorporated or unincorporated current or former affiliates, subsidiaries, parents of Spectrum.
Whereas, the parties acknowledge that during the course of the Executive’s employment with Spectrum, the Executive has been and will be privy to important confidential and proprietary information of the Company, be introduced by the Company to the Company’s clients, vendors, and suppliers, and will develop substantial skills and knowledge related to the Company’s business and industry, which skills and knowledge would be of substantial value to the Company and the Company’s competitors;
Whereas, the Company will be relying on the Executive to develop and maintain valuable customer, vendor, supplier, and employee relationships;
Whereas, the Company’s confidential information, business practices, trade secrets, and customer information are essential assets to its business; and
Whereas, subject to the terms and conditions of this Agreement, Spectrum wishes to retain the employment of the Executive and provide the Executive with the opportunity to obtain certain severance and other benefits provided herein, and to limit the ability of the Executive to take certain actions outlined herein, including to compete, solicit certain customers or employees, make disparaging comments, or disclose confidential information.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:
CONSIDERATION
The Executive’s continued employment with Spectrum and the Executive’s promotion to the position of Senior Vice President, Global Human Resources (“SVP, Global HR”) is expressly conditioned upon the agreement by the Executive to the terms and conditions of such employment as contained in this Agreement.  In addition, Executive agrees to serve without additional compensation as the SVP, Global HR and or as an officer or director of any other subsidiaries or affiliates of Spectrum, as reasonably requested by Spectrum.

In consideration of the promises contained within this Agreement (promises that include benefits to which the Executive would not otherwise be entitled or receive), the Executive’s continued employment in good standing with Spectrum in the Executive’s new role as SVP, Global HR of Spectrum, the payment of $50.00, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Spectrum and the Executive hereby agree as follows.

UNDERTAKINGS
Now therefore, the parties agree:
1.	Term of Agreement.
1.1
The term of this Agreement shall commence on the date hereof and shall continue in effect for a period of one year from the Effective Date.  The initial term shall thereafter be automatically extended for successive one-year periods unless otherwise terminated in accordance with this Agreement (such initial term together with any extensions thereof, the “Term”).  Notwithstanding the Agreement’s Term or any other provisions of this Agreement, nothing in herein is intended to modify the Executive’s “At-Will” employment status, as set forth in Section 4 herein.

1.2
The Executive acknowledges that this is the only agreement providing for severance payments and/or benefits that may be due to the Executive upon the separation of the Executive’s employment with Spectrum.

2.	Severance Payments.
2.1
If the Executive’s employment is: (a) terminated during the Term by Spectrum without Cause (as defined below) or due to death or Disability (as defined below); and (b) the Executive (or in the event of death or Disability, the Executive's estate, heirs, or administrator, as applicable) executes a separation agreement in form and content agreeable to Spectrum and with a full release of claims in favor of the Company, which becomes irrevocable within fifty-five (55) days after the Executive’s termination (or such longer applicable time period if required by applicable law), then Spectrum shall pay the Executive the amounts, and provide the Executive the benefits, described in Section 2.2 (the “Severance Period”) and Section 2.3 (the “Severance Payments”) for the duration of the Severance Period (as defined in Section 2.2 below).  For the avoidance of doubt, if the Executive fails to execute the separation agreement in a timely manner so as to permit any revocation period to expire prior to the end of the applicable fifty-five (55) day period (or such longer applicable time period if required by applicable law), or timely revokes acceptance of the separation agreement following its execution, the Executive shall not be entitled to any benefits under this Agreement (including, but not limited to, Sections 2.3(a) or 2.3(b)). For the avoidance of doubt, any decision by Spectrum not to renew the Term of this Agreement that results in the Executive’s separation shall be deemed a termination without Cause as of the expiration of the Term for all purposes of this Agreement, unless the failure to renew is because of Executive’s refusal to renew or because a termination has occurred prior to the expiration of the Term.

2.2
The “Severance Period” shall be: (a) twenty-six (26) weeks in the event the Executive’s total employment with Spectrum or its subsidiaries is between zero (0) and twelve (12) months; (b) thirty-two (32) weeks in the event the Executive’s total employment with Spectrum or its subsidiaries is longer than twelve (12) months but less than three (3) years; (c) forty (40) weeks in the event the Executive’s total employment with Spectrum or its subsidiaries is longer than three (3) but less than six (6) years; and (d) fifty-two (52) weeks in the event the Executive’s total employment with Spectrum or its subsidiaries is longer than six (6) years.  By way of example, if the Executive’s total employment with Spectrum or its subsidiaries at the time of the Executive’s termination is eighteen (18) months, the Executive will be entitled to thirty-two (32) weeks of Severance Payment.  Alternatively, if the Executive’s total employment with Spectrum or its subsidiaries at the time of the Executive’s termination is eight (8) years, the Executive will be entitled to fifty-two (52) weeks of Severance Payment.

2.3 (a)
To the extent owed pursuant to this Agreement, following a termination pursuant to Section 2.1, Spectrum shall pay, during the Severance Period, to the Executive as severance an amount in cash equal to the sum of 100% of the Executive’s weekly base salary in effect at the time such termination occurs for each week of the Severance Period, subject to required witholdings and deductions, to be paid in accordance with Spectrum’s regular payroll process and schedule. Severance payments pursuant to this Section 2.3(a) shall cease immediately upon the discovery by the Company of the Executive’s breach of the covenants contained in Sections 5, 6 or 7 hereof.

(b)
To the extent owed pursuant to this Agreement, following a termination pursuant to Section 2.1, and during the Severance Period (this period may end earlier if the Executive obtains or has the opportunity to participate in individual or family coverage through another employer), Spectrum shall arrange to provide the Executive and, to the extent applicable, the Executive’s dependents, subsidized health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as described below. The Executive’s right to subsidized COBRA is contingent on the Executive being eligible for and timely electing COBRA coverage, and subject to the conditions that: (i) the Executive shall be responsible for immediately notifying Spectrum if the Executive obtains or has the opportunity to participate in individual or family coverage through another employer during the Severance Period, (ii) the Executive will be responsible for the entire COBRA premium amount after the end of the Severance Period; and (iii) if the Executive declines COBRA coverage, then Spectrum will not make any alternative payment to the Executive in lieu of paying for COBRA premiums.  During the Severance Period, Spectrum agrees that Spectrum shall pay for the employer portion of providing such healthcare coverage, and the Executive shall pay the employee portion of providing such healthcare coverage that is substantially similar to other employees of the same level as the Executive.  Health benefit contributions pursuant to this Section 2.3(b) shall cease immediately upon the discovery by the Company of the Executive’s breach of the covenants contained in Sections 5, 6 or 7 hereof.

(c)
Notwithstanding the foregoing, if any payment or benefit in accordance with this Agreement is reasonably determined by either party to be subject, for any reason, to a material risk of additional tax under section 409A of the Internal Revenue Code of 1986, as amended, then payment will be suspended until the parties can agree, in good faith, on provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

2.4
Notwithstanding anything else herein to the contrary, the Executive will not be eligible to receive any Severance Payments if the Executive: (a) is terminated by Spectrum for Cause (as defined below); (b) resigns for any reason; (c) fails (or in the event of death or Disability, the Executive's estate, heirs or administrator, as applicable, fail) to execute the separation agreement with a release of claims in form and content agreeable to Spectrum within fifty-five (55) days after the Executive’s separation (or such longer applicable time period if required by applicable law); or (d) as reasonably determined by Spectrum, breaches the covenants contained in Sections 5, 6 or 7 hereof.

2.5
Notwithstanding anything else herein to the contrary, in the event that the Executive executes a separation agreement that becomes effective according to its terms, and if the Company, during the two-year period after the separation agreement’s effective date (as defined in the applicable separation agreement), acquires evidence that: (i) the Executive has failed to abide by the Executive’s continuing obligations under Sections 5, 6 or 7 hereof; or (ii) a “Cause” condition existed prior to the Executive’s termination date that, had the Company been fully aware of such condition, would have resulted in the termination of the Executive’s employment for Cause pursuant to this Agreement, then, upon written notice from the Company to the Executive, in addition to any and all rights that the Company shall have under contract or law, the Executive shall promptly return all severance or benefit payments with the exception of $1,000, which the Executive agrees shall remain the consideration for the Executive’s release of claims pursuant to the applicable separation agreement.

3.
Termination Procedures. During the Term, any purported termination of the Executive’s employment by Spectrum (other than by reason of death of the Executive, which shall not require notice by Spectrum) shall be communicated by written notice of termination from one party to the other in accordance with Section 8 hereof.  The notice of termination shall indicate the specific termination provision in this Agreement relied upon.

4.
At-Will Employment. Employment of Executive by Spectrum is “At-Will.”  This means that either the Executive or Spectrum may terminate the employment relationship at any time and for any reason or no reason at all; provided, however, that the Executive shall be required to give Spectrum at least ninety (90) days’ advance written notice of any resignation of the Executive’s employment, hereunder. Notwithstanding anything else herein to the contrary, Spectrum may, within its sole authority and discretion, accelerate the Executive’s resignation date such that it is less than the ninety (90) notice period.  Notwithstanding anything else herein to the contrary, the Executive’s employment shall automatically terminate upon the Executive’s death or Disability.  No written or oral statements from employees, managers, or other executives of the Company can modify the At-Will employment relationship.  Only a written document executed by the Executive and the CEO or General Counsel of the Company may modify the At-Will employment relationship.

5.	Covenant Not to Compete and Non-Solicitation Covenant.
5.1
Executive agrees that during the Non-Competition Period (as defined below), Executive will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, as an officer, director, consultant, agent, employee, owner, principal, partner or stockholder of any business, or in any other capacity,  provide services of the same or similar kind or nature that Executive provides to the Company to, or have a financial interest in (excepting only the ownership of not more than 1% of the outstanding securities of any class listed on an exchange or the Nasdaq Stock Market), any competitor of the Company (which means any person or organization that is in the business of or makes money from designing, developing, or selling products or services similar and competitive to those products and services developed, designed or sold by the Company).  The “Non-Competition Period” is the period of Executive’s employment hereunder plus a period of 12 months immediately thereafter.  In recognition, acknowledgement and agreement that the Company’s business and operations extend throughout North America, Latin America, the European Union, Asia and any other worldwide location in which the Company does business, the parties agree that the geographic scope of this covenant not to compete shall extend to North America, Latin America, the European Union, Asia and any other worldwide location in which the Company does business; provided, that in the event that the geographic scope of North America, Latin America, the European Union, Asia and any other worldwide location in which the Company does business is found to be overly broad by a final, non-appealable judgment of a court of competent jurisdiction, the geographic scope shall extend to North America; provided, further that in the event that the geographic scope of North America is found to be overly broad by a final, non-appealable judgment of a court of competent jurisdiction, the geographic scope shall extend to the United States of America.

5.2
Without limiting the generality of Section 5.1 above, Executive further agrees that during the Non-Competition Period, Executive will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, solicit divert, take away, or attempt to solicit, divert, or take away or otherwise contact any of the Company’s customers, vendors, or suppliers with whom Executive had contact, responsibility for, or had acquired confidential information about by virtue of her employment with the Company at any time during her employment, if such contact is for the general purpose of competing with the Company or interfering with the Company’s operations during the Non-Competition Period.

5.3
Executive agrees that during the Non-Competition Period, Executive shall not (i) contact in order to induce, solicit or encourage any person to leave the Company’s employ and (ii) hire any person who is an employee or consultant under contract with the Company or who was an employee or consultant during the twelve (12) month period preceding such activity, and about whom Executive had material personal contact with, supervised or managed, or otherwise acquired confidential information about that would assist in the recruitment or solicitation of such individual during the twelve (12) month period preceding such activity, without the Company’s written consent.  Nothing in this paragraph is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

5.4	The Non-Competition Period shall be tolled by and automatically extended by the length of a breach by Executive, to the extent permitted by law.

5.5
Executive hereby agrees not to defame or disparage the Company or its current or former officers, directors, members or employees.  Executive hereby agrees to cooperate with the Company, upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its current or former directors, members, officers or employees.

6.	Secret Processes, Confidential Information and Trade Secrets.
6.1
Executive agrees to hold in strict confidence and, except as the Company may authorize or direct, not disclose to any person or use (except in the performance of her services hereunder) any confidential information or materials received by Executive from the Company and any confidential information or materials of other parties received by Executive in connection with the performance of her duties hereunder.  For purposes of this Section 6.1, confidential information or materials shall include existing and potential customer or vendor information, existing and potential supplier information, product information, design and construction information, pricing and profitability information, financial information, sales and marketing strategies and techniques, know-how and negative know-how, product developments, inventions, technical data, ideas, forecasting reports, marketing techniques and materials, cost information, margin information, information regarding the Company’s interactions with third parties, governmental entities and personnel, personnel data, employee compensation, salary, and benefits, performance reviews, and business plans, ideas or practices.  Confidential information or materials shall not include any information that has entered or enters the public domain through no fault of Executive, was already in Executive’s possession or was available to Executive in a non-confidential basis before disclosure, is independently developed by Executive without using the confidential information or materials or the Company's resources, or is based on Executive’s general knowledge or skills.  As to confidential information or materials that constitute a trade secret, the restrictions in this paragraph shall last for as long as the item qualifies as a trade secret under federal or state law.  The restriction on Executive’s use or disclosure of the confidential information or materials that do not constitute a trade secret shall remain in force during Executive’s employment hereunder and until the earlier of (x) a period of five (5) years thereafter or (y) such information is of general knowledge in the industry through no fault of Executive or any agent of Executive.  Executive also agrees to return to the Company promptly upon its request any Company information or materials in Executive’s possession or under Executive’s control.  This Section 6.1 is not intended to preclude Executive from being gainfully employed by another entity, organization, association or person, or from being gainfully self-employed. Rather, it is intended to prohibit Executive from using the Company’s confidential information or materials in any subsequent employment or employment undertaken that is not for the benefit of the Company during the identified period.

6.2
Executive will promptly disclose to the Company and to no other person, firm or entity all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, which are conceived or learned by Executive during the period of Executive’s employment with the Spectrum, either alone or with others, which relate to or result from the actual or anticipated business or research of the Company or which result, to any extent, from Executive’s use of the Company’s premises or property (collectively called the “Inventions”).  Executive acknowledges and agrees that all the Inventions shall be the sole property of the Company, and Executive hereby assigns to the Company all of Executive’s rights and interests in and to all of the Inventions, it being acknowledged and agreed by Executive that all the Inventions are works made for hire.  The Company shall be the sole owner of all domestic and foreign rights and interests in the Inventions.  Executive agrees to assist the Company, at the Company’s expense, to obtain, maintain, and, from time to time, enforce patents and copyrights on the Inventions, which assistance shall include Executive’s execution of any such instruments or the performance of any such acts as may be reasonably requested by the Company to perfect the Company's ownership of all legally protectable rights in any Inventions.  To the extent that any such rights or interests cannot be assigned under applicable law, and to the extent allowed by applicable law, Executive hereby waives such rights and consents to any action of the Company that otherwise would violate such rights in the absence of such waiver or consent.  For the avoidance of doubt, nothing in this paragraph requires Executive to assign or offer to assign to the Company any invention that Executive developed entirely on Executive’s own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company.

6.3	[Reserved].
6.4
Nothing in this Section 6 diminishes or limits any protection granted by law to trade secrets or relieves Executive of any duty not to disclose, use or misappropriate any information that is a trade secret for as long as such information remains a trade secret.

6.5
Notwithstanding any provision in this Agreement or any agreements on confidentiality, trade secrets or inventions, employment or severance agreements, or any other agreement that Executive may have entered into with the Company or any subsidiaries or affiliates thereof on or prior to the date hereof (collectively, the “Confidentiality Agreements”), nothing contained in any of the Confidentiality Agreements shall (i) prohibit Executive from cooperating with or reporting to the staff of the Securities and Exchange Commission (“SEC”) possible violations of any law or regulation of the SEC, (ii) prohibit Executive from cooperating with or making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations or (iii) limit Executive’s right to receive an award for information provided to the SEC staff in accordance with the foregoing.  In addition, Executive shall not be prohibited from cooperating with or reporting to any government agency, including the National Labor Relations Board, the Department of Labor, or the Equal Employment Opportunity Commission or any other federal, state or local agency or authority.  Executive does not need the prior authorizations of the Company to engage in such cooperation, reports, communications or disclosures and Executive is not required to notify the Company if she engages in any such cooperation, reports, communications or disclosures

6.6
Nothing in this Agreement (or any prior agreement on confidentiality to which Executive may be subject) diminishes or limits any protection granted by law to trade secrets or relieves Executive of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret.  Additionally, nothing in this Agreement (or any prior agreement on confidentiality to which Executive may be subject) is intended to discourage Executive from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law.  Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

(a)
An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:  (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)
An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement (or any prior agreement on confidentiality to which Executive may be subject) shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

6.7
The sections and subsections in Sections 5, 6 and 7 of this Agreement shall be considered separate and independent from each other and any other sections and/or subsections of this Agreement.  No invalidity of any one of those provisions shall affect any other section or provision of this Agreement, and, as such, the remaining provisions will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  If any court of competent jurisdiction holds the geographic, business, or temporal scope of any non-competition, non-solicitation, or confidentiality provision  in this Agreement to be invalid or unenforceable, then such restrictive covenant will be construed as a series of parallel restrictive covenants and the geographic, business, or temporal scope of such restrictive covenant will be deemed modified (including by application of any "blue pencil" doctrine under applicable law) to the minimum extent necessary to render such restrictive covenant valid and enforceable.

7.
Company Property. Upon the Executive’s termination of employment, or upon the Spectrum’s written request, the Executive shall return any property of the Company, and shall also provide the Executive’s iPad, iPhone and/or personal computer/tablet/phone to the Company’s IT department for removal of any information of the Company.  This Company property includes, whether in paper or electronic form, all files, data, memoranda, documents, records, notes, drawings, manuals, credit cards, keys and key cards, computers, laptops, iPads, personal digital assistants, cellular telephones, iPhones, Blackberry devices or similar instruments, other equipment of any sort, badges, vehicles, and any other property of the Company.  In addition, the Executive agrees to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to the Company or is maintained by the Company or on Company property.  Further, the Executive acknowledges an obligation and agrees not to destroy, delete or disable any Company property, including items, files and materials on computers and laptops. Nothing in this Agreement or elsewhere shall prevent the Executive from retaining her desk calendars, address book and rolodex, but not the contact information of any customers, vendors, suppliers, or referral sources of the Company.

8.
Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (c) one (1) business day after delivery to an overnight delivery courier, or (d) on the fifth (5th) calendar day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail.  The addresses for such notices shall be as follows:

(a)          For notices and communications to the Company:
Spectrum Brands Holdings, Inc.
3001 Deming Way
Middleton, Wisconsin 53562
Facsimile:  (608) 278-6363
Attention: General Counsel

(b)          For notices and communications to Executive: at the address set forth in the records of the Company, as updated at the request of Executive from time to time.
Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.
9.	Section 409A.
9.1
This Agreement is intended to satisfy the requirements of Section 409A of the Code (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent.  This Agreement may be amended at any time, without the consent of Executive, to avoid the application of Section 409A in a particular circumstance or to satisfy any of the requirements under Section 409A.  Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with payments and benefits provided in accordance with the terms of this Agreement (including any taxes and penalties under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

9.2
Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) Executive is employed by a public company or a controlled group affiliate thereof:  no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s separation from service or, if earlier, Executive’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

9.3
Any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to Executive only upon a “separation from service,” as defined in Treas. Reg. § 1.409A-1(h).  Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A.  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.

9.4
Notwithstanding anything to the contrary in Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following  the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs.  To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Each installment or amount separately payable under Section 2 shall be treated as a separate payment for purposes of Section 409A.

10.	General.
10.1
Dispute Resolution.  In the event of any dispute or claim relating to or arising out of this Agreement, including without limitation, any claims of breach of contract or unlawful employment discrimination, other than relating to Sections 5, 6 or 7 of this Agreement or otherwise prohibited by law (collectively “Disputes”), such Disputes will be resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Madison, Wisconsin, in accordance with the AAA’s National Rules for the Resolution of Employment Disputes.  Except as provided otherwise below in this Section 10.1, each party shall be responsible for its own attorney’s fees and other costs incurred in any such arbitration proceeding; provided that each party shall pay fifty percent (50%) of the cost of the arbitration.  The parties mutually agree that the arbitrator shall have no authority to award punitive or exemplary damages to the prevailing party.  Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  Any arbitration costs and expenses that are unique to arbitration or are in excess of the costs of filing the same claim in a court of competent jurisdiction shall be borne by the Company.  THE PARTIES EXPRESSLY WAIVE THEIR RIGHT TO A JURY TRIAL.

10.2
Claims under Section 5, 6 or 7.  With respect to any controversy, claim or dispute under Section 5, 6 or 7 of this Agreement, the parties each hereby irrevocably submits to the exclusive jurisdiction of any court of the United States located in the State of Delaware or in a State Court in Delaware.  Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding based on any dispute between them that arises out of or relates to Section 5, 6 or 7 of Agreement in a forum other than a forum described in this Section 10.2; provided, however, that nothing herein shall preclude either party from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Sections 10.1 or 10.2 or enforcing any judgment obtained by the Company.  The agreement of the parties to the forum described in this Section 10.2 is independent of the law that may be applied in any suit, action, or proceeding, and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law.  The parties waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section 10.2, and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 10 shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

10.3
Waiver of Jury Trial; Service.  THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL.  Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code.  Each of the parties hereto irrevocably and unconditionally agree that service of process may be made on such party by mailing copies of such process to such party at such party’s address as specified in Section 8 that service made pursuant to the foregoing shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

10.4
Governing Law.  All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement will be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware.

10.5
Amendment; Waiver.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.6
Successors and Assigns.  This Agreement shall be binding upon Executive, without regard to the duration of her employment by the Company or reasons for the cessation of such employment, and inure to the benefit of her administrators, executors, heirs and assigns, although the obligations of Executive are personal and may be performed only by her.  This Agreement shall also be binding upon and inure to the benefit of Spectrum and its subsidiaries, successors and assigns, including any corporation with which or into which Spectrum or its successors may be merged or which may succeed to their assets or business.

10.7
Entire Agreement.  This Agreement and the schedule hereto constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them with respect to the subject matter hereof.

10.8
Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Signatures delivered by facsimile (including by “pdf”) shall be deemed effective for all purposes.

10.9	Mitigation. In no event shall Executive be obligated to seek other employment by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.
10.10
Equitable Relief.  Executive expressly agrees that breach of any provision of Sections 5, 6 or 7 of this Agreement would result in irreparable injuries to the Company, that the remedy at law for any such breach will be inadequate and that upon breach of such provisions, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of posting bond or proving the actual damage to the Company.  If the Company or one of its affiliates shall institute any action or proceeding to enforce any such restrictive covenant, Executive hereby waives the claim or defense that the Company or such affiliate has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law.  The foregoing shall not prejudice the Company’s right to seek any other relief to which it may be entitled.

10.11
Severability.  Sections 5.1, 5.2, 5.3, 5.4, 5.4, 6.1, 6.2, 6.7, 7, 10.1, 10.2, 10.3, 10.4, and 10.13 of this Agreement shall be considered separate and independent from the other sections of this Agreement and no invalidity of any one of those sections shall affect any other section or provision of this Agreement.  However, because it is expressly acknowledged that the pay and benefits provided under this Agreement are provided, at least in part, as consideration for the obligations imposed upon Executive under the sections and subsections in 5.1, 5.2, 5.3, 5.4, 5.4, 6.1, 6.2, 6.7, 7, 10.1, 10.2, 10.3, 10.4, and 10.13, should (x) Executive challenge those obligations or (y) any court of competent jurisdiction determine that any of the provisions under these Sections is unlawful or unenforceable, such that Executive need not honor those provisions and the Executive does not honor those provisions, in each such case then Executive shall not receive the pay and benefits, provided for in this Agreement following termination (or if she has already received severance pay or benefits, Executive shall be required to repay such severance pay and benefits, with the exception of $1,000 that will be deemed consideration for the post-termination release of claims, to the Company within ten (10) calendar days of written demand by the Company) if otherwise available to Executive, irrespective of the reason for the end of Executive’s employment.  Except as set forth in the preceding two sentences, if any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

10.12	Construction. The parties acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Rather, the terms of this Agreement shall be construed fairly as to both parties and not in favor or against either party. All degermation and actions permitted to be taken under this Agreement by or on behalf of the Company (including by any represenatives of the Company and/or the board of directors of the Company or any committee thereof) may be taken in the sole discretion of the Company and/or such represenatives of the Company and/or the board of directors of the Company or any committee thereof.

10.13
Cooperation.  Executive agrees to cooperate with the Company, during the Term and for the six (6) years immediately thereafter, by being reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, in any such action, suit or proceeding, by providing information and meeting and consulting at mutually agreeable times and places with the Company or its representatives or counsel, as reasonably requested; provided that such obligation to cooperate does not unreasonably interfere with Executive’s business or personal affairs.  The Company agrees to reimburse Executive for all reasonable expenses incurred by Executive in connection with her provision of testimony or assistance or other cooperation contemplated by this Section.

10.14
Tax Withholding.  The Company may withhold from any amounts payable to Executive hereunder all federal, state, city, foreign or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

10.15	Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
10.16
Representations of Executive.  Executive represents, warrants and covenants that as of the date hereof and as of the date Executive commences employment with the Company:  (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.

10.17
Clawback.  The Executive acknowledges that to the extent required by applicable law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act) or by applicable award agreement, the Bonus and other incentive compensation shall be subject to any required clawback, forfeiture, recoupment or similar requirement.

10.18
Execution of Other Documents. Upon termination of Executive’s employment with the Company, unless the Company requests otherwise, Executive shall be deemed to have resigned, effective immediately, from all positions, offices, directorships, memberships, and other positions she held with the Company, and Executive shall execute any documents reasonably required to effectuate the foregoing.  Executive’s prompt execution of such documents shall be a condition precedent to the receipt of severance benefits as set forth in this Agreement and failure to do so shall result in a termination for Cause.

10.19	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
(a)
“Cause” for termination by Spectrum of the Executive’s employment shall mean: (i) the commission by the Executive of any theft, fraud, embezzlement or other material act of disloyalty or dishonesty with respect to the Company (including the unauthorized disclosure of confidential or proprietary information of the Company); (ii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or other crime of moral turpitude, disloyalty, or dishonesty; (iii) the Executive’s willful misconduct or gross neglect in the performance of the Executive’s job duties and responsibilities to the Company; (iv) the willful or intentional failure or refusal by the Executive to follow the written and specific, reasonable and lawful directives of the Executive’s supervisor or the Company’s senior management team, which failure or refusal to perform (to the extent curable) is not completely cured to the Company’s reasonable satisfaction within 15 days after receipt of a written notice from the Company detailing such failure or refusal to perform, provided that in no event shall the Company be required to provide more than one such notice or cure period (to the extent a cure period is applicable) within any 12 month period; (v) the failure or refusal by the Executive to perform the Executive’s duties and responsibilities to the Company or any of its affiliates, which failure or refusal to perform (to the extent curable) is not completely cured to the Company’s reasonable satisfaction within 15 days after receipt of a written notice from the Company detailing such failure or refusal to perform, provided that in no event shall the Company be required to provide more than one such notice or cure period (to the extent a cure period is applicable) within any 12 month period; (vi) the Executive’s breach of any of the terms of this Agreement any other agreement between the Executive and the Company, or any Company policy, which breach (to the extent curable) is not cured to the Company’s reasonable satisfaction within 15 days after receipt of a written notice from the Company to the Executive of such breach, provided that in no event shall the Company be required to provide more than one such notice or cure period (to the extent a cure period is applicable) within any 12 month period; (vii) the Executive engages in conduct that discriminates against or harasses any employee or other person providing services to the Company on the basis of any protected class such that it would harm the reputation of the Company or its affiliates if the Executive was retained as an employee, as determined by the Company in good faith after a reasonable inquiry; or (viii) the Executive engages in intentional, reckless, or negligent conduct that has or is reasonably likely to have an adverse effect on the Company’s business or reputation, as determined by the Company in good faith.

(b)
“Disability” has the same meaning as in the Company’s disability policy and shall be deemed the reason for the termination by Spectrum of the Executive’s employment, if, as a result of any illness, accident or any other physical or mental incapacity, the Executive is unable to perform the essential functions, duties and/or responsibilities of the Executive’s employment position, with or without reasonable accommodation, for ninety (90) business days (consecutive or non-consecutive) in any fiscal year, unless otherwise prohibited by applicable law.

[Signature Page to Immediately Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPECTRUM BRANDS HOLDING, INC.

/s/ Ehsan Zargar
Name:	Ehsan Zargar
Title:	Executive Vice President, General Counsel & Corporate Secretary

EXECUTIVE

By	/s/ Rebeckah Long
Rebeckah Long